Exhibit 21.1

Veeco Instruments Inc.

Annual Report on Form 10-K for the Year Ended December 31, 2004

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

U.S. Subsidiaries

Veeco Compound Semiconductor Inc. (formerly Veeco St. Paul Inc.)	MN

Veeco Ion Beam Equipment Inc.	DE

Veeco Metrology, LLC	DE

Veeco Slider Process Equipment Inc. (formerly Veeco Aii Inc.)	CA

Veeco Tucson Inc.	AZ

Foreign Subsidiaries

Nihon Veeco K.K.	Japan

Veeco Asia Pte. Ltd.	Singapore

Veeco Instruments GmbH	Germany

Veeco Instruments Limited	England

Veeco Instruments S.A.S.	France

Veeco Korea Inc.	Korea

Veeco Instruments (Shanghai) Co. Ltd.	China

Veeco Taiwan Inc.	Taiwan